Exhibit 3.1

NOTE ABOUT TRANSLATION:

This document is an English translation of a deed (to be) executed in the Dutch language. In preparing this document, an attempt has been made to translate as literally as possible without jeopardising the overall continuity of the text. Inevitably, however, differences may occur in translation and if they do, the Dutch text will govern by law. In this translation, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

ARTICLES OF ASSOCIATION:

1	Definitions

1.1	In these articles of association the following words shall have the following meanings:

Class A Common Share: an ordinary class A share in the Company’s share capital;

Class B Common Share: an ordinary class B share in the Company’s share capital;

Board of Directors: the board of the Company, consisting of one or more executive directors and one or more non-executive directors;

Company Body: the Board of Directors, the General Meeting or a Class Meeting;

Class Meeting: the meeting of holders of Shares of a specific class, and if a specific class is added it means the meeting of that specific class;

Depositary Receipt: a depositary receipt for a Share;

Director: a member of the Board of Directors; unless the contrary is expressed, this includes each executive director and each non-executive director;

General Meeting: the general meeting of the Company;

Inability: inability as referred to in Section 2:244 paragraph 4 of the Dutch Civil Code, including the event that the relevant person claims inability for a certain period of time in writing;

in writing: by letter, telecopier, e-mail, or by a legible and reproducible message otherwise electronically sent, provided that the identity of the sender can be sufficiently established;

Meeting Right: the right to attend the General Meeting and to address the meeting in person or through a representative authorised in writing, and the other rights designated by law to holders of depositary receipts for shares to which meeting right is attached;

Person with Meeting Right: a Shareholder, a holder of one or more Depositary Receipts with Meeting Right and any usufructuary or pledgee with voting rights in respect of one or more Shares or Meeting Right;

Share: a share in the capital of the Company, unless the contrary is apparent, this shall include each Class A Common Share and each Class B Common Share;

Shareholder: a holder of one or more Shares;

Transferees: has the meaning assigned thereto in Article 9.4;

Transferor: has the meaning assigned thereto in Article 9.2;

1.2	References to Articles shall be deemed to refer to articles of these articles of association, unless the contrary is apparent.

2	Name and official seat

2.1	The Company’s name is:

Picpay Holdings Netherlands B.V.

2.2	The official seat of the Company is in Amsterdam, the Netherlands.

3	Objects

The objects of the Company are:

(a)	to incorporate, to participate in any way whatsoever in, to manage, to supervise businesses and companies;

(b)	to finance businesses and companies;

(c)	to borrow, to lend and to raise funds, including the issue of bonds, promissory notes or other securities or evidence of indebtedness as well as to enter into agreements in connection with aforementioned activities;

(d)	to render advice and services to businesses and companies with which the Company forms a group and to third parties;

(e)	to grant guarantees, to bind the Company and to pledge its assets for obligations of the Company, group companies and/or third parties;

(f)	to acquire, alienate, manage and exploit registered property and items of property in general;

(g)	to trade in currencies, securities and items of property in general;

(h)	to develop and trade in patents, trade marks, licenses, know-how and other intellectual and industrial property rights;

(i)	to perform any and all activities of an industrial, financial or commercial nature,

and to do all that is connected therewith or may be conducive thereto, all to be interpreted in the broadest sense.

4	Capital

4.1	The Company has Class A Common Shares and/or Class B Common Shares.

4.2	The nominal value of each of the Class A Common Shares equals one eurocent (EUR 0.01). The nominal value of each of the Class B Common Shares equals ten eurocent (EUR 0.10).

4.3	All Shares shall be registered. No share certificates shall be issued.

5	Register

The Board of Directors shall keep a register with the names and addresses of all Shareholders, pledgees, usufructuaries and holders of Depositary Receipts with Meeting Right.

6	Issuance of Shares

6.1	Shares shall be issued pursuant to a resolution of the General Meeting. The General Meeting may transfer this authority to the Board of Directors and may also revoke such transfer.

6.2	A resolution to issue Shares shall stipulate the issue price and the other conditions.

6.3	Upon issuance of Shares, each Shareholder shall have a right of pre-emption in proportion to the aggregate nominal value of his Shares, subject to the limitations prescribed by law and subject to Article 6.4 and provided that holders of Shares of the class to be issued shall have preference over holders of Shares of the other class.

6.4	Prior to each issuance of Shares, the right of pre-emption may be limited or excluded by the Company Body competent to issue such Shares.

6.5	The above provisions of this Article 6 shall apply by analogy to the granting of rights to subscribe for Shares, but shall not apply to the issuance of Shares to a person exercising a right to subscribe for Shares previously granted.

6.6	The issue of a Share shall require a notarial deed, to be executed for that purpose before a civil law notary registered in the Netherlands, to which deed those involved in the issuance shall be parties.

6.7	The full nominal value of each Share must be paid in upon issuance.

7	Own Shares and reduction of the issued capital

7.1	Fully paid in own Shares or Depositary Receipts shall be acquired pursuant to a resolution of the Board of Directors, in addition to which a resolution to acquire Shares or Depositary Receipts for a consideration shall be subject to approval of the General Meeting.

7.2	The General Meeting may resolve to reduce the Company’s issued capital.

8	Transfer of Shares

8.1	The transfer of a Share shall require a notarial deed, to be executed for that purpose before a civil law notary registered in the Netherlands, to which deed those involved in the transfer shall be parties.

8.2	Unless the Company itself is party to the legal act, the rights attributable to any Share can only be exercised after the Company has acknowledged said transfer or said deed has been served upon it in accordance with the provisions of the law.

9	Blocking clause (approval General Meeting)

9.1	A transfer of one or more Shares can only be effected with due observance of the provisions set out in this Article 9, unless (i) all Shareholders have approved the contemplated transfer in writing, which approval shall then be valid for a period of three (3) months, or (ii) the Shareholder concerned is obliged by law to transfer his Shares to a former Shareholder or (iii) it concerns the acquiring of fully paid in own Shares.

9.2	A Shareholder wishing to transfer one or more of his Shares (Transferor) shall require the approval of the General Meeting for such transfer. The request for approval shall be made by the Transferor by means of a written notification to the Board of Directors, stating the number of Shares he wishes to transfer and the person or persons to whom the Transferor wishes to transfer such Shares. The Board of Directors shall be obliged to convene and to hold a General Meeting to discuss the request for approval within six (6) weeks from the date of receipt of the request. The contents of such request shall be stated in the convocation.

9.3	The Transferor may transfer the total number of Shares to which the request relates, and not part thereof, to the person or persons named in the request within a period of three (3) months after the General Meeting granted the approval requested.

9.4	If:

(a)	the General Meeting does not adopt a resolution regarding the request for approval within six (6) weeks after the request has been received by the Board of Directors; or

(b)	the approval has been refused without the General Meeting having informed the Transferor, at the same time as the refusal, of one or more transferees that wish to purchase all the Shares to which the request for approval relates for payment in cash (Transferees), the approval requested shall be considered to have been granted, in the event mentioned under (a), on the final day of the six (6) week period mentioned under (a).

9.5	The Shares to which the request for approval relates can be purchased by the Transferees at a price to be mutually agreed between the Transferor and the Transferees or by one or more experts jointly appointed by them. If they do not reach agreement on the price or the expert or experts, as the case may be, the price shall be determined by three (3) independent experts, one (1) to be appointed by the Transferor, one (1) to be appointed by the Transferee or Transferees and the third to be jointly appointed by the experts thus appointed. The appointed experts shall be authorised to inspect all books and records of the Company and to obtain all such information as will be useful to them in determining the price.

9.6	Within one (1) month of the price being determined, the Transferees must give notice to the Board of Directors of the number of Shares to which the request for approval relates they wish to purchase. A Transferee who fails to submit notice within said term shall no longer be regarded as a Transferee. Once the notice mentioned in the preceding sentence has been given, a Transferee can only withdraw with the consent of the other Transferees.

9.7	The Transferor may withdraw within one (1) month after the day of being informed to which Transferee or Transferees all the Shares to which the request for approval relates can be sold and at what price. The Transferor is obliged to cooperate with the transfer of the Shares within two (2) weeks after lapse of that term. If the Transferor does not withdraw timely, and does not meet his obligation to transfer within the said term, the Company shall be irrevocably authorised to transfer the Shares to the Transferee or Transferees. If the Board of Directors proceeds with such transfer, it shall immediately give notice thereof to the Shareholder concerned. If the Company effectuates the transfer, the Company is entitled to accept the purchase price on behalf of the party entitled thereto, under the obligation to forward the purchase price to such party, after deduction of the expenses chargeable to such party, as soon as possible but at the latest ten (10) business days after receipt of the bank account number designated by such party for this purpose.

9.8	All notifications and notices referred to in this Article 9 shall be made by certified mail or against acknowledgement of receipt. The convocation of the General Meeting shall be made in accordance with the provisions of these articles of association.

9.9	All costs of the appointment of the expert or experts, as the case may be, and their determination of the price, shall be borne by:

(a)	the Transferor if he withdraws;

(b)	the Transferor for a half and the buyers for the other half, provided that if the Shares are purchased by one or more Transferees, each buyer shall contribute to such costs in proportion to the number of Shares purchased by that buyer;

(c)	the Company, in cases not provided for under (a) or (b).

9.10	The preceding provisions of this Article 9 shall apply by analogy to rights to subscribe for Shares and rights of pre-emption.

10	Pledge and usufruct

10.1	The provisions of Article 8 shall apply by analogy to the pledging of Shares and to the creation or transfer of a usufruct in Shares.

10.2	The voting rights attributable to a Share may be assigned to the pledgee or the usufructuary with the approval of the General Meeting and otherwise with due observance of the provisions of the law.

10.3	Any pledgee or usufructuary with voting rights on Shares shall also have Meeting Right. Meeting Right may also be granted to the pledgee or usufructuary without voting rights on Shares with the approval of the General Meeting and otherwise with due observance of the provisions of the law.

11	Depositary Receipts

11.1	The General Meeting has the authority to attach Meeting Right to Depositary Receipts. The General Meeting also has the authority to deprive Depositary Receipts of Meeting Right, provided that this authority has been reserved at the time the Meeting Right is attached, or with the consent of the relevant Depositary Receipts holder(s).

11.2	The transfer of a Depositary Receipt shall require a deed for that purpose to which those involved in the transfer shall be parties.

11.3	Unless the Company itself is party to the legal act, the Meeting Right attached to a Depositary Receipt can only be exercised after the Company has acknowledged said transfer or said deed has been served upon it in accordance with the provisions of the law.

12	Directors

12.1	The Board of Directors shall consist of one or more executive directors and one or more non-executive directors. The number of executive directors and non-executive directors shall be determined by the General Meeting.

12.2	Directors are appointed by the General Meeting. Upon appointment the General Meeting determines whether a Director shall be appointed as an executive director or as a non-executive director.

12.3	The General Meeting designates one of the non-executive directors as chairperson of the Board of Directors.

12.4	The executive directors shall in particular be entrusted with the day-to-day management of the Company and the enterprise connected with it and the non-executive directors shall have the duty of supervising the Directors performing their duties. This last duty cannot be deprived from the non-executive directors by means of an allocation of duties. Both individuals and legal entities can be executive directors. Only individuals can be non-executive directors.

12.5	A Director may be suspended or dismissed by the General Meeting at any time. An executive director may also be suspended by the Board of Directors. A suspension by the Board of Directors may be discontinued at any time by the General Meeting.

12.6	The authority to establish a remuneration and other conditions of employment for Directors is vested in the General Meeting.

13	Management duties, decision-making, allocation of duties and conflict of interest

13.1	The Board of Directors shall be entrusted with the management of the Company. In performing their duties the Directors shall act in accordance with the interests of the Company and the enterprise connected with it.

13.2	Each Director may cast one (1) vote in the Board of Directors.

13.3	All resolutions of the Board of Directors shall be adopted by more than half of the votes cast.

13.4	Resolutions of the Board of Directors may be adopted outside of a meeting, in writing or otherwise, provided that the proposal concerned is submitted to all Directors then in office and none of them objects to this manner of adopting resolutions.

13.5	The Board of Directors may establish further rules regarding its decision-making process and working methods. In this context, the Board of Directors may also determine the duties for which each Director in particular shall be responsible. In doing so, the Board of Directors is not allowed to deviate from the allocation of duties for executive and non-executive directors as described in Article 12.4. In conformity with Section 2:239a paragraph 3 of the Dutch Civil Code the Board of Directors may determine that a Director can make legally valid decisions concerning matters belonging to its duties. Such rules and allocation of duties must be put in writing and the General Meeting may decide that such rules and allocation of duties shall be subject to its approval.

13.6	A Director shall not participate in deliberations and the decision-making process in the event of a direct or indirect personal conflict of interest between that Director and the Company and the enterprise connected with it. If there is such a personal conflict of interest in respect of all Directors, the preceding sentence does not apply and the Board of Directors shall maintain its authority, without prejudice to Article 15.2.

14	Committees

14.1	The Board may establish such committees as it may deem necessary. The Board appoints the members of each committee.

14.2	The Board determines the task of each committee and the Board may at any time change the duties and the composition of each committee.

14.3	The composition, duties and organisation of the committees shall be further laid down in rules as referred to in Article 13.5.

15	Approval of resolutions Board of Directors

15.1	The General Meeting may require resolutions of the Board of Directors to be subject to its approval. The Board of Directors shall be notified in writing of such resolutions, which shall be clearly specified.

15.2	A resolution of the Board of Directors with respect to a matter involving a direct or indirect personal conflict of interest between all Directors and the Company and the enterprise connected with it shall be subject to the approval of the General Meeting.

15.3	The Board of Directors may enter into the legal acts referred to in Section 2:204 of the Dutch Civil Code without the prior approval of the General Meeting.

15.4	The absence of approval by the General Meeting of a resolution as referred to in this Article 15 shall not affect the authority of the Board of Directors or the Directors to represent the Company.

16	Representation

16.1	The Company shall be represented by the Board of Directors. Each executive director shall also be authorised to represent the Company.

16.2	The Board of Directors may appoint officers with general or limited power to represent the Company. Each officer shall be competent to represent the Company, subject to the restrictions imposed on him. The Board of Directors shall determine each officer’s title. Such officers may be registered with the Dutch trade register, indicating the scope of their power to represent the Company.

17	Vacancy or Inability of the Directors

17.1	If the seat of an executive director is vacant or upon the Inability of an executive director, the remaining executive directors or remaining executive director shall temporarily be entrusted with the executive management of the Company. If the seats of all executive directors are vacant or upon the Inability of all executive directors or the sole executive director, as the case may be, the executive management of the Company shall temporarily be entrusted to the non-executive directors, with the authority to temporarily entrust the executive management of the Company to one or more non-executive directors and/or one or more other persons.

17.2	If the seat of a non-executive director is vacant or upon Inability of a non-executive director, the remaining non-executive directors or remaining non-executive director shall temporarily be entrusted with the performance of the duties and the exercise of the authorities of that non-executive director. If the seats of all non-executive directors are vacant or upon Inability of all non-executive directors or the sole non-executive director, as the case may be, the General Meeting shall be authorised to temporarily entrust the performance of the duties and the exercise of the authorities of non-executive directors to one or more other individuals.

18	Financial year and annual accounts

18.1	The Company’s financial year shall be the calendar year.

18.2	Annually, not later than five (5) months after the end of the financial year, unless by reason of special circumstances this period is extended by the General Meeting by not more than five (5) months, the Board of Directors shall prepare annual accounts and deposit the same for inspection by the Shareholders at the Company’s office.

18.3	Within the same period, the Board of Directors shall also deposit the management report for inspection by the Shareholders.

18.4	The annual accounts shall consist of a balance sheet, a profit and loss account and explanatory notes.

18.5	The annual accounts shall be signed by the Directors. If the signature of one or more of them is missing, this shall be stated and reasons for this omission shall be given.

18.6	The Company may, and if the law so requires shall, appoint an accountant to audit the annual accounts. Such appointment shall be made by the General Meeting.

18.7	The General Meeting shall adopt the annual accounts. Signing of the annual accounts by the Directors does not constitute as adoption by the General Meeting, not even when each Shareholder is also a Director.

18.8	The General Meeting may grant full or limited discharge to the Directors for the management pursued.

18.9	The preceding provisions of this Article 18 shall not apply if Section 2:395a, Section 2:396 or Section 2:403 of the Dutch Civil Code applies to the Company and states otherwise.

19	Profits and distributions

19.1	The General Meeting has the authority to allocate the profits determined by adoption of the annual accounts. If the General Meeting does not adopt a resolution regarding the allocation of the profits prior to or at the latest immediately after the adoption of the annual accounts, the profits shall be reserved.

19.2	The General Meeting has the authority to make distributions. If the Company is required by law to maintain reserves, this authority only applies to the extent that the equity exceeds these reserves. No resolution of the General Meeting to distribute shall have effect without the consent of the Board of Directors. The Board of Directors may withhold such consent only if it knows or reasonably should expect that after the distribution, the Company will be unable to continue the payment of its due debts.

20	General Meeting

20.1	At least one (1) General Meeting, the annual General Meeting, shall be held or at least once a resolution shall be adopted in accordance with Article 26 during each financial year.

20.2	General Meetings shall be convened by and held as often as the Board of Directors deems such necessary. General Meetings may also be convened by persons to whom voting rights to Shares accrue, representing in the aggregate at least half of the Company’s issued capital.

20.3	One or more Persons with Meeting Right representing individually or jointly at least one per cent (1%) of the Company’s issued capital may request the Board of Directors in writing to convene a General Meeting, stating specifically the subjects to be discussed. If the Board of Directors has taken insufficient action such that the meeting cannot be held within four (4) weeks after receipt of the request, the applicants shall be authorised to convene a meeting themselves.

21	Notice and venue of meetings

21.1	Notice of the meeting shall be given no later than on the eighth (8th) day before the date of the meeting.

21.2	The notice of the meeting shall specify the subjects to be discussed.

21.3	A subject for discussion of which discussion has been requested in writing not later than thirty (30) days before the day of the meeting by one or more Persons with Meeting Right who individually or jointly represent at least one per cent (1%) of the Company’s issued capital, shall be included in the notice or shall be notified in the same way as the other subjects for discussion, provided that no important interest of the Company dictates otherwise.

21.4	The notice of the meeting shall be sent by letters to the addresses of the Persons with Meeting Right, shown in the register referred to in Article 5. Persons with Meeting Right may be sent notice of the meeting by means of a legible and reproducible message electronically sent to the address stated by them for this purpose to the Company.

21.5	General Meetings are held in the municipality in which, according to these articles of association, the Company has its official seat or in the municipality of Amstelveen, Rotterdam or Haarlemmermeer (Schiphol). General Meetings may also be held elsewhere, provided that all Persons with Meeting Right have consented to the place of the meeting and prior to the decision-making process, the Directors have been given the opportunity to render advice.

22	Admittance and Meeting Right

22.1	Each Person with Meeting Right shall be entitled to attend any General Meeting, to address that meeting and, if the voting rights accrue to him, to exercise his voting rights. Persons with Meeting Right may be represented in a General Meeting by a proxy authorised in writing.

22.2	At a meeting, each Person with Meeting Right or his representative must sign the attendance list. The chairperson of the meeting may decide that the attendance list must also be signed by other persons present at the meeting.

22.3	The Directors shall have the right to give advice in the General Meetings.

22.4	The chairperson of the meeting shall decide on the admittance of other persons to the meeting.

23	Chairperson and secretary of the meeting

23.1	The General Meetings shall be directed by the chairperson of the Board of Directors. In the absence of the chairperson of the Board of Directors or, if no chairperson is appointed for the General Meeting, the chairperson of the meeting shall be appointed by the Directors present at the meeting from among the non-executive directors present at the meeting or, if no non-executive director is present at the meeting, from among the executive directors present at the meeting. The Board of Directors may appoint another chairperson for any General Meeting.

23.2	In case the chairmanship of a General Meeting is not provided for in accordance with Article 23.1, the chairperson of a General Meeting shall be appointed by more than half of the votes cast by the persons with voting rights present at the meeting. Until such appointment is made, the eldest person present at the meeting shall act as chairperson.

23.3	The chairperson of the meeting shall appoint a secretary for the meeting.

24	Minutes and recording of shareholders’ resolutions

24.1	The secretary of a General Meeting shall keep minutes of the proceedings at the meeting. The minutes shall be adopted by the chairperson and the secretary of the meeting and as evidence thereof shall be signed by them.

24.2	The Board of Directors shall keep record of all resolutions adopted by the General Meeting. If the Board of Directors is not represented at a meeting, the chairperson of the meeting or the chairperson’s representative shall ensure that the Board of Directors is provided with a transcript of the resolutions adopted, as soon as possible after the meeting. The records shall be deposited at the Company’s office for inspection by the Persons with Meeting Right. Each of them shall be provided with a copy of or an extract from the records upon request.

25	Resolutions

25.1	Each Class A Common Share confers the right to cast one (1) vote at the General Meeting and each Class B Common Share confers the right to cast ten (10) votes at the General Meeting.

25.2	To the extent that the law or these articles of association do not require a qualified majority, all resolutions of the General Meeting shall be adopted by more than half of the votes cast.

25.3	If there is a tie in voting, the proposal shall be deemed to have been rejected.

25.4	If the formalities for convening and holding of General Meetings, as prescribed by law or these articles of association, have not been complied with, valid resolutions by the General Meeting may only be adopted in a meeting if all Persons with Meeting Right have consented to the decision-making process taking place and prior to the decision-making process, Directors have been given the opportunity to render advice.

25.5	No voting rights may be exercised in the General Meeting for any Share held by the Company or a subsidiary, nor for any Share for which the Company or a subsidiary holds the Depositary Receipts. However, pledgees and usufructuaries of Shares owned by the Company or a subsidiary are not excluded from exercising the voting rights, if the right of pledge or the usufruct was created before the Share was owned by the Company or such subsidiary. The Company or a subsidiary may not exercise voting rights for a Share in which it holds a right of pledge or a usufruct.

26	Resolutions without holding meetings

26.1	Shareholders’ resolutions may also be adopted in a manner other than at a meeting, provided that all Persons with Meeting Right have given consent to such decision-making process in writing. The votes shall be cast in writing. Prior to the adoption of resolutions, Directors shall be given the opportunity to render advice.

26.2	For the purposes of Article 26.1 the requirement of votes to be cast in writing shall also be met in case the resolution is recorded in writing or electronically, indicating the manner in which each vote is cast and such resolution is signed by all Persons with Meeting Right.

26.3	As soon as the Board of Directors is acquainted with the resolution it shall keep record thereof and add such record to those referred to in Article 24.2.

27	Class Meeting

27.1	Resolutions of a Class Meeting shall be adopted in a meeting of holders of the relevant class of Shares.

27.2	Class Meetings are held as often as the Board of Directors or a Shareholder of the relevant class of Shares deems such necessary.

27.3	The Directors shall not have the right to give advice.

27.4	The provisions of these articles of association with respect to General Meetings shall apply by analogy to Class Meetings, to the extent that Articles 27.2 and 27.3 do not provide otherwise. Also, the provisions of Article 26 shall apply by analogy.

27.4	If and as long as no Shares of a class have been issued or all issued Shares of a class are held by the Company or if voting rights are suspended for all Shares of a class, all powers vested in the relevant Class Meeting under these articles of association shall be vested in the General Meeting.

28	Amendment articles of association

28.1	The General Meeting may resolve to amend these articles of association. When a proposal to amend these articles of association is to be made at a General Meeting, this must be stated in the notice of such meeting. Simultaneously, a copy of the proposal, including the verbatim text thereof, shall be deposited and kept available at the Company’s office for inspection by the Persons with Meeting Right, until the end of the meeting.

28.2	A resolution to an amendment of these articles of association which specifically damages any right of the holders of Shares of a specific class requires the approval of the relevant Class Meeting, without prejudice to any requirement of consent that stems from mandatory law.

29	Dissolution and liquidation

29.1	The Company may be dissolved pursuant to a resolution to that effect by the General Meeting. When a proposal to dissolve the Company is to be made at a General Meeting this must be stated in the notice of such meeting.

29.2	If the Company is dissolved pursuant to a resolution of the General Meeting, the Directors shall become liquidators of the dissolved Company’s property. The General Meeting may decide to appoint other persons as liquidators.

29.3	During liquidation, to the extent possible the provisions of these articles of association shall continue to apply.

29.4	The balance remaining after payment of the debts of the dissolved Company shall be transferred to the Shareholders in proportion to the aggregate nominal value of the Shares held by each.